Exhibit 99.1

FOR IMMEDIATE RELEASE

SpartanNash Increases Quarterly Cash Dividend

GRAND RAPIDS, Mich. – March 11, 2025 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) announced that its Board of Directors today approved a quarterly cash dividend of $0.22 per common share, representing a 1.1% increase from its fiscal 2024 quarterly cash dividend of $0.2175. The dividend will be paid on April 2, 2025, to shareholders of record as of the close of business on March 21, 2025. As of March 10, 2025, there were 33,689,005 common shares outstanding.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. Committed to fostering a People First culture, the SpartanNash family of Associates is 20,000 strong. SpartanNash operates two complementary business segments – food wholesale and grocery retail. Its global supply chain network serves wholesale customers that include independent and chain grocers, national retail brands, e-commerce platforms, and U.S. military commissaries and exchanges. The Company distributes products for every aisle in the grocery store, from fresh produce to household goods to its OwnBrands, which include the Our Family® portfolio of products. On the retail side, SpartanNash operates nearly 200 brick-and-mortar grocery stores, primarily under the banners of Family Fare, Martin’s Super Markets and D&W Fresh Market, in addition to dozens of pharmacies and fuel centers with convenience stores. Leveraging insights and solutions across its segments, SpartanNash offers a full suite of support services for independent grocers. For more information, visit spartannash.com.

# # #

INVESTOR CONTACT:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

MEDIA CONTACT:

Adrienne Chance

SVP and Chief Communications Officer

press@spartannash.com